Exhibit A-3

                          GPU DIVERSIFIED HOLDINGS LLC
                                  Balance Sheet
                                  June 30, 2002
                          -----------------------------
                                   (Unaudited)


Assets

Current assets:
   Cash and temporary cash investments                         $      62
   Accounts receivable                                               285
                                                                --------

      Total current assets                                           347
                                                                --------

Other property and investments                                    26,103
                                                                --------

      Total Assets                                               $  26,450
                                                                ========


Liabilities & Stockholder's Equity

Current liabilities:
   Accounts payable                                            $       -
   Taxes accrued                                                     (72)
                                                                --------

      Total current liabilities                                      (72)
                                                                --------

Deferred credits and other liabilities                                 4
                                                                --------

Stockholder's equity:
   Common stock & capital surplus                                 26,777
   Retained earnings                                                (109)
   Accumulated other comprehensive income                           (150)
                                                                --------

      Total stockholder's equity                                  26,518
                                                                --------

      Total Liabilities & Stockholder's Equity                 $  26,450
                                                                ========


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                                                                   Exhibit A-3

                          GPU DIVERSIFIED HOLDINGS LLC
                               Statement of Income
                                   (Unaudited)


                                           Three Months      Six Months
                                              Ended             Ended
                                           June 30,2002     June 30, 2002
                                           ------------     -------------

Operating Revenues                           $    -           $    -

Operating Expenses                                  17              48
                                               -------          ------

Operating Loss                                     (17)            (48)

Other Income and Expenses, Net                     ( 2)            (18)
                                               -------          ------

Income/(Loss) Before Income Taxes                  (19)            (66)

   Income taxes                                     (6)            (24)
                                               -------          ------

Net Income/(Loss)                            $     (13)        $   (42)
                                               =======          ======